Exhibit 99.1


Cysive Reports First Quarter Results - Company Posts Record Annual Revenue Growth of 194% Delivers Gross Margin of 67%

CONTACT:

    John R. Lund, CFO                     Katherine Mittelbusher
    Press: Penny Karas                    Press: Eileen King
    Cysive, Inc.                          Morgen Walke Associates
    703.259.2300                          212.850.5600

Reston, Va. - April 18, 2000 - Cysive, Inc. (Nasdaq: CYSV), premier builders of e-business architectures, today announced results for the first quarter ended March 31, 2000. For the first quarter of 2000, revenue increased 194% from the same period a year ago to $12.3 million, and increased 44% over $8.6 million reported for the fourth quarter of 1999. Operating income for the first quarter of 2000 (excluding a stock compensation charge) was $1.3 million, representing an operating margin of 11%. This figure is compared to operating income of $564,000 for the first quarter a year ago and operating income of $943,000 for the fourth quarter of 1999. Net income for the quarter (excluding the stock compensation charge) was $1.3 million, or $0.07 per diluted share. This is compared to net income of $345,000 for the first quarter a year ago, or $0.04 per diluted share, and net income of $916,000, or $0.05 per diluted share for the fourth quarter of 1999.

"We continue to grow the Company by delivering e-business solutions that meet and exceed the technologically complex needs of our customers," said Nelson A. Carbonell, Jr., President and Chief Executive Officer of Cysive. "Our unique approach of applying highly experienced software engineers and cutting edge technologies to create e-business architectures for our customers has proven very successful. A strong level of repeat business, driven by our high quality execution, combined with the 12 new customers added in the first quarter, resulted in record revenue. Our current visibility indicates that we will see sequential revenue increases for the remainder of the year."

Carbonell continued, "Despite industry-wide hiring challenges, Cysive continues to attract and retain highly qualified software engineers. At quarter end, we had 135 billable employees, a 32% increase from last quarter, and we sustained our less than 5% turnover. The efficiencies created by cultivating our talented work force contributed to the 67% gross margin delivered in the first quarter. Looking forward, we intend to leverage our formula for success as we profitably scale our business to meet the increasing demand for our services."

About Cysive(TM)

Combining an experienced and highly skilled development staff with the use of cutting-edge technologies, Cysive has established itself as a leading builder of custom e-business systems for Global 2000 customers--including AT&T, Cisco Systems, Classified Ventures (cars.com), medibuy.com, First Union and Qualcomm. Cysive's track record for quality and reliability is unmatched in the e-business industry. Cysive is headquartered in Reston, Va. with additional offices in Atlanta, Chicago, Dallas, Mountain View, Calif. and Southern California and a sales office in New York. Cysive can be found on the Internet at www.cysive.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Cysive's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's prospectus dated March 17, 2000.

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                                  Cysive, Inc.
                                Income Statement
                (In thousands except share and per share amounts)
                                   (Unaudited)

                                           Three Months Ended
                                                March 31,
                                       --------------------------
                                          1999           2000
                                          ----           ----
Revenues                               $   4,178     $   12,295

Gross profit                               2,648          8,216

Operating expenses:
-General & administrative                  1,294          4,144
-Sales & marketing                           771          2,743
-Stock compensation                           19            966
                                       ---------     ----------

Total operating expenses                   2,084          7,853
                                       ---------     ----------

Operating income (1)                         564          1,329
Operating income                             564            363

Net income (2)(3)                      $     345     $    1,295
                                       ---------     ----------
Net income                             $     575     $      351
                                       ---------     ----------

Basic earnings per share               $    0.04     $     0.11
                                       ---------     ----------
Basic earnings per share               $    0.07     $     0.03
                                       ---------     ----------
Weighted averages outstanding          8,127,000     11,941,383
                                       ---------     ----------

Diluted earnings per share             $    0.04     $     0.07
                                       ---------     ----------
Diluted earnings per share             $    0.07     $     0.02
                                       ---------     ----------
Weighted average shares and            8,770,624     17,622,266

                                   (1) Q1 2000 pro forma operating income
                                   excludes the non-cash stock compensation charge of $966,000.
                                   (2) Q1 1999 pro forma net income includes an estimated $230,000 income tax expense assuming the Company operated as a C-Corporation.
                                   (3) Q1 2000 pro forma net income excludes the non-cash stock compensation charge of $966,000.

                             Contact: pr@cysive.com

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